Exhibit 99.1        Press Release dated February 3, 2020

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2019 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Pleasanton, CA – February 3, 2020 -

● Fourth quarter net sales of $262.5 million increased 8.5% year-over-year
● Fourth quarter net income per diluted common share of $0.63 increased 125.0% year-over-year
● Declared quarterly cash dividend of $0.23 per share
● 2019 net sales of $1.14 billion increased 5.4% year–over–year
● 2019 net income per diluted common share of $2.98 increased 9.6% year-over-year
● 2019 total operating expenses as a percentage of net sales of 27.9% improved 100 basis points year-over-year
● Returned $101.1 million to the Company's stockholders in 2019 through repurchased common stock and dividends

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the fourth quarter of 2019 and full-year of 2019. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended December 31, 2019 with the quarter ended December 31, 2018 or the fiscal year ended December 31, 2019 with the fiscal year ended December 31, 2018.

2019 Fourth Quarter Financial Highlights

•	Net sales of $262.5 million increased 8.5% compared to $241.8 million.

•
North America net sales of $226.8 million increased 10.8% compared to $204.7 million, primarily due to both increased sales volume and higher average unit prices. Canada's net sales were not significantly affected by foreign currency translation.

•
Europe net sales of $33.5 million decreased 4.1% compared to $34.9 million. Europe net sales were negatively affected by approximately $1.2 million in foreign currency translations primarily related to the weakening of local currencies against the United States dollar. In local currency, Europe net sales were only slightly down for the quarter.

•	Gross profit of $110.1 million increased 12.1% compared to $98.2 million. Gross profit as a percentage of net sales increased to 41.9% from 40.6%.

•
North America gross profit margin increased to 43.9% from 42.2%, primarily due to decreased factory and overhead costs on increased production as well as decreased material costs, each as a percentage of North America net sales.

•	Europe gross profit margin decreased to 29.9% from 31.7%, primarily due to increased factory and overhead costs on lower production and higher material costs, each as a percentage of Europe net sales.

•
Income from operations of $36.6 million increased 94.4% compared to $18.8 million, primarily due to higher net sales as well as a $2.3 million decrease in total operating expenses. Income from operations for the 2019 fourth quarter included a $5.6 million gain on the sale of a selling and distribution facility within the North America segment and increased SAP-related expenses of $1.7 million year-over-year. Income from operations in the fourth quarter of 2018 included an $8.8 million gain on the sale of a facility within the Administrative & all other segment, as well as a $6.7 million goodwill impairment charge related to the Europe segment. As a percentage of net sales, income from operations increased to 13.9% from 7.8%.

•
North America income from operations of $36.8 million increased 137.8% compared to $15.5 million primarily due to the gain on the sale of a selling and distribution facility as well as higher net sales and decreased operating expenses. SAP-related expenses increased $1.4 million year-over-year.

•	Europe loss from operations of $2.8 million decreased 68% compared to a loss of $8.7 million, primarily due to the goodwill impairment charge reported in 2018.

•
The Company's effective income tax rate decreased to 22.3% from 29.3%, primarily due to a 2018 nonrecurring impairment of goodwill related to the Europe segment, which was not deductible for income tax and also due to a release of valuation allowances in the Europe segment.

•	Net income was $28.1 million, or $0.63 per diluted share of the Company's common stock, compared to net income of $12.8 million, or $0.28 per diluted share of the Company's common stock.

2019 Full-Year Financial Highlights

•	Net sales of $1.14 billion increased 5.4% compared to $1.08 billion.

•
North America net sales of $972.8 million increased 6.8% compared to $910.6 million, primarily due to increases in both sales volumes and average unit prices. Canada's net sales were negatively affected by approximately $1.2 million due to foreign currency translation. In local currency, Canada net sales increased primarily due to increases in sales volume.

•
Europe net sales of $155.1 million decreased 2.4% compared to $159.0 million, primarily due to approximately $9.2 million of negative foreign currency translations resulting from some Europe currencies weakening against the United States dollar. In local currency, Europe net sales increased primarily due to increases in both sales volume and average unit prices.

•	Gross profit of $492.1 million increased 2.5% compared to $480.3 million. Gross profit as a percentage of net sales decreased to 43.3% from 44.5%.

•	North America gross profit margin decreased to 44.8% from 46.3%, primarily due to increased material and labor costs.

•	Europe gross profit margin decreased to 34.7% from 35.3%, primarily due to increased factory and overhead, labor and warehouse costs.

•
Income from operations of $181.3 million increased 5.0% from $172.6 million, primarily due to higher sales, which was partly offset by higher operating expenses, including $10.7 million of higher personnel expense. Income from operations included SAP-related costs of $13.2 million and a gain of $5.6 million on the sale of a selling and distribution facility. Income from operations for 2018 included $9.4 million of SAP-related costs and an $8.8 million gain on the sale of a facility, as well as a $6.7 million goodwill impairment charge related to the Europe segment. As a percentage of net sales, consolidated income from operations decreased slightly to 15.9% from 16.0%.

•
North America income from operations of $176.3 million increased 4.9% compared to $168.1 million, primarily due to higher net sales, which was partly offset by increased operating expenses, including $12.3 million in higher personnel expense. SAP-related expenses increased $2.9 million from 2018.

•
Europe income from operations of $6.8 million increased from a loss from operations of $2.7 million, primarily due to the goodwill impairment charge reported in 2018 as well as $2.0 million in reduction in severance expense. SAP-related expenses increased $0.5 million from 2018.

•
The Company's effective income tax rate decreased to 24.9% from 26.4%, primarily due to a 2018 nonrecurring impairment of goodwill related to the Europe segment, which was not deductible for income tax and also due to a release of valuation allowances in the Europe segment.

•	Net income was $134.0 million, or $2.98 per diluted share of the Company's common stock, compared to net income of $126.6 million, or $2.72 per diluted share of the Company's common stock.

•	Cash flow provided by operating activities increased approximately $45.6 million to $205.6 million from $160.1 million.

•	Cash flow used in investing activities increased approximately $17.8 million to $28.0 million from $10.2 million. Capital expenditures were $32.7 million compared to $29.3 million.

Management Commentary

“We made significant operational and financial progress in 2019 resulting in solid organic growth, enhanced operating efficiencies and improved profitability,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co.,

Inc. “Our 2019 net sales improved 5.4% over 2018 to $1.14 billion, driven by higher sales volume, despite the adverse weather conditions experienced in the first half of the year and lapping the benefit of higher sales prices following the price increases we implemented in mid–2018. However, our fourth quarter gross margin of 41.9% remained under pressure. As such, our 2019 full–year gross margin of 43.3% was slightly lower than anticipated. Aside from the factors impacting gross margin in 2019 including increased material, labor, factory and overhead costs, and to a lesser extent, sales mix, we continue to hold one of the highest margin profiles in the industry by continuing to effectively manage elements within our control including: maintaining a best–in–class customer experience, high–quality trusted products, and deep industry relationships.”

Ms. Colonias continued, “We successfully maintained our focus on rationalizing our cost structure in 2019, resulting in a 100 basis point year–over–year improvement in our total operating expenses as a percentage of net sales to 27.9%. As a result, we generated strong earnings of $2.98 per diluted share, up 9.6% over 2018. As a testament to our ongoing confidence in our business, we were pleased to have returned $101.1 million to our stockholders through share repurchases and dividends. Looking ahead to fiscal 2020, we remain focused on progressing towards our financial targets to position Simpson for long-term sustainable and profitable growth.”

Corporate Developments

•
On January 21, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per share. The dividend will be payable on April 23, 2020 to stockholders of record as of April 2, 2020.

•
On December 9, 2019, the Company's Board of Directors authorized the Company to repurchase up to $100.0 million of the Company's common stock. The authorization is in effect from January 1, 2020 through December 31, 2020.

•
During the fourth quarter of 2019, the Company repurchased 117,988 shares of its common stock on the open market at an average price of $79.49 per share, for a total of $9.4 million. For the year ended December 31, 2019, the Company repurchased 972,337 shares of its common stock on the open market at an average price of $62.55 per share, for a total of $60.8 million of the 2019 share repurchase authorization of $100 million.

Business Outlook

Based on current business trends and conditions, the Company's outlook for the full fiscal year ending December 31, 2020 is as follows:

•	Gross margin is estimated to be in the range of approximately 43.5% to 44.5%.

•	The effective tax rate is estimated to be in the range of approximately 25.0% to 26.0%, including both federal and state income tax rates.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s 2019 fourth quarter and full-year financial results conference call on Monday, February 3, 2020, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=137611 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, February 17, 2020, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13698008. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include, among others, those discussed under Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K and subsequent filings with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net sales	$262,510	$241,845	$1,136,539	$1,078,809
Cost of sales	152,457	143,641	644,409	598,522
Gross profit	110,053	98,204	492,130	480,287
Operating expenses:
Research and development and engineering expense	11,771	10,216	47,058	43,056
Selling expense	28,097	26,278	112,568	109,931
General and administrative expense	39,333	45,004	157,274	158,568
Total operating expenses	79,201	81,498	316,900	311,555
Net gain on disposal of assets	(5,759)	(8,810)	(6,024)	(10,579)
Impairment of goodwill	—	6,686	—	6,686
Income from operations	36,611	18,830	181,254	172,625
Interest income (expense), net and other	(594)	(250)	(1,737)	(634)
Foreign exchange gain (loss), net	91	(530)	(1,161)	137
Income before taxes	36,108	18,050	178,357	172,128
Provision for income taxes	8,051	5,293	44,375	45,495
Net income	$28,057	$12,757	$133,982	$126,633
Earnings per common share:
Basic	$0.63	$0.28	$3.00	$2.74
Diluted	$0.63	$0.28	$2.98	$2.72
Weighted average shares outstanding:
Basic	44,466	45,435	44,735	46,213
Diluted	44,684	45,776	44,921	46,540
Other data:
Depreciation and amortization	$9,358	$10,345	$38,402	$39,393
Pre-tax equity-based compensation expense	1,735	2,402	10,434	11,176

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	December 31,
	2019	2018
Cash and short-term investments	$230,210	$160,180
Trade accounts receivable, net	139,364	146,052
Inventories	251,907	276,088
Other current assets	19,426	17,209
Total current assets	640,907	599,529
Property, plant and equipment, net	249,012	254,597
Goodwill	131,879	130,250
Other noncurrent assets	73,568	37,287
Total assets	$1,095,366	$1,021,663
Trade accounts payable	$33,351	$34,361
Other current liabilities	125,556	117,219
Total current liabilities	158,907	151,580
Operating lease liabilities, net of current portion	27,930	—
Other long-term liabilities - net of current portion	16,572	14,569
Stockholders' equity	891,957	855,514
Total liabilities and stockholders' equity	$1,095,366	$1,021,663

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2019	2018	change *	2019	2018	change *
Net Sales by Reporting Segment
North America	$226,840	$204,656	11%	$972,849	$910,587	7%
Percentage of total net sales	86%	85%		86%	84%
Europe	33,497	34,931	(4)%	155,144	159,027	(2)%
Percentage of total net sales	13%	14%		14%	15%
Asia/Pacific	2,173	2,258	(4)%	8,546	9,195	(7)%
Percentage of total net sales	1%	1%		1%	1%
Total	$262,510	$241,845	9%	$1,136,539	$1,078,809	5%
Net Sales by Product Group**
Wood Construction	$216,870	$202,323	7%	$948,768	$913,202	4%
Percentage of total net sales	83%	84%		84%	85%
Concrete Construction	45,578	39,470	15%	187,462	165,317	13%
Percentage of total net sales	17%	16%		16%	15%
Other	62	52	N/M	309	290	N/M
Total	$262,510	$241,845	9%	$1,136,539	$1,078,809	5%
Gross Profit by Reporting Segment
North America	$99,487	$86,323	15%	$435,738	$421,820	3%
North America gross profit margin	44%	42%		45%	46%
Europe	10,006	11,070	(10)%	53,906	56,151	(4)%
Europe gross profit margin	30%	32%		35%	35%
Asia/Pacific	768	661	N/M	2,692	2,085	N/M
Administrative and all other	(208)	150	N/M	(206)	231	N/M
Total	$110,053	$98,204	12%	$492,130	$480,287	2%
Income (Loss) from Operations
North America	$36,783	$15,467	138%	$176,329	$168,139	5%
North America operating profit margin	16%	8%		18%	18%
Europe	(2,827)	(8,707)	68%	6,817	(2,656)	N/M
Europe operating profit margin	(8)%	(25)%		4%	(2)%
Asia/Pacific	105	(280)	N/M	(731)	(2,029)	N/M
Administrative and all other	2,550	12,350	N/M	(1,161)	9,171	N/M
Total	$36,611	$18,830	94%	$181,254	$172,625	5%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400